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                                                                     EXHIBIT 3.7

                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                   Delivered 02:12 PM 05/23/2003
                                                     FILED 02:12 PM 05/23/2003
                                                   SRV 030338304 -- 2175656 FILE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          VERMEJO MINERALS CORPORATION

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

         Vermejo Minerals Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Vermejo Minerals Corporation, (the "Corporation"). The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 18, 1988.

         2. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder approval of this Amended and Restated Certificate of Incorporation was given by unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the Corporation is Vermejo Minerals Corporation.

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at the above address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

         FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be One Thousand (1,000) shares of Common Stock, par value One Dollar ($1.00) per share.

         Shares of stock of the Corporation whether with or without par value, of any class or classes hereby or hereafter authorized may be issued by the Corporation from time to time for such consideration permitted by law as may be fixed from time to time by the Board of Directors.


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         FIFTH: Unless required by the by-laws, the election of the Board of
Directors need not be by written ballot.

         SIXTH: The Board of Directors shall have the power to make, alter, or repeal the by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether or not adopted by them.

         SEVENTH: The Corporation shall indemnify its officers and directors to the full extent permitted by the GCL, as amended from time to time.

         EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.


         IN WITNESS WHEREOF, VERMEJO MINERALS CORPORATION, has caused this Amended and Restated Certificate of Incorporation to be signed on its behalf by its Vice President, this 23rd day of May 2003.


                                          VERMEJO MINERALS CORPORATION




                                          By:   /s/ DAVID L. SIDDALL
                                             ---------------------------------
                                                    David L. Siddall
                                                    Vice President



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